Exhibit 99.1

Millipore Elects Rolf A. Classon to Board of Directors

BILLERICA, Mass.—(BUSINESS WIRE)—December 7, 2005—Millipore Corporation (NYSE:MIL) today announced that Rolf A. Classon has been elected to its board of directors, effective immediately. Mr. Classon currently serves as interim president and chief executive officer of Hillenbrand Industries, Inc., (NYSE:HB), a $2 billion company that owns and operates businesses that provide products and services for the health care and funeral services industries.

Prior to Hillenbrand Industries, Mr. Classon spent thirteen years at Bayer Healthcare, a $10 billion subsidiary of Bayer AG, where he most recently served as Chairman of the Executive Committee. He began his career at Bayer Healthcare in the Diagnostics division, where he served as executive vice president of marketing and sales, before becoming president of the division. Prior to joining Bayer, he was president and chief operating officer of Pharmacia Biosystems AB. Mr. Classon is a native of Sweden and resides in New Jersey.

Martin Madaus, Millipore’s chairman, president and CEO, said: “Rolf is a great addition to the Millipore board. His broad background in managing large global life science businesses will be of great value to Millipore as we continue to execute our new growth strategy.”

Mr. Classon is the tenth member of the Millipore board. He will serve on the company’s Governance and Public Policy Committee.

About Millipore

Millipore is a leading bioprocess and bioscience products and services company, organized into two divisions. The Bioprocess division offers solutions that optimize development and manufacturing of biologics. The Bioscience division provides high performance products and application insights that improve laboratory productivity. Millipore has a deep understanding of its customers’ research and manufacturing process needs, and offers reliable and innovative tools, technologies and services. The Company employs approximately 4,850 people worldwide and posted revenues of $883 million in 2004.

For additional information on Millipore Corporation, please visit its website at: www.millipore.com

SOURCE: Millipore Corporation

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